Exhibit 99.1

May 31, 2006

FOR IMMEDIATE RELEASE

Major Markets Circuit
Dateline: Longview, Washington
NYSE: LFB
Contact: L. J. McLaughlin
        Senior Vice President-Finance
        Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY DECLARES INCREASED
QUARTERLY DIVIDEND OF $0.30 PER SHARE

LONGVIEW, Wash., May 31, 2006 - Longview Fibre Company (NYSE:LFB) announced today that, at its regularly scheduled board meeting, the Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock, payable July 3, 2006 to shareholders of record at the close of business June 15, 2006.
This dividend is the first to be declared under the company's current dividend policy which targets an annual dividend rate of $1.20 per share. This annual dividend rate will be adjusted proportionately to reflect the incremental shares that are expected to be issued by September 30, 2006 as part of a special taxable distribution to shareholders in connection with the company's conversion to a real estate investment trust.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward looking statements: adverse developments in the capital markets, the company's operations or reported results that could delay or prevent the company from refinancing its outstanding indebtedness and raising the funds necessary to fund the cash portion of the special distribution on acceptable terms or at all, which would delay or prevent the company from completing its REIT conversion; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of other events that require a change in the timing of the REIT election; and the annual $1.20 per share dividend policy could be discontinued at any time. The company’s actual dividend payments are subject to final board approval and will be based on the company’s results of operations, cash flow and prospects at the time, as well as any contractual limitations in the company’s debt instruments. As a result, the level of dividends the company will pay could be less than expected.

Except as required by law, the company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.

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